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                                                                   EXHIBIT 3.1












                             ARTICLES OF AMENDMENT




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                                                                    EXHIBIT 3.1



                        INLAND REAL ESTATE CORPORATION
                            ARTICLES OF AMENDMENT
                                      OF
                 SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

      Inland Real Estate Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY:

      FIRST: That on May 5th, 1997, the Board of Directors of the Corporation duly adopted the following resolutions setting forth a proposed amendment to the Corporation's Second Articles of Amendment and Restatement, as amended, increasing the number of authorized shares of common stock, par value $0.01 per share, from 24,000,000 shares to 100,000,000 shares and maintaining the amount of authorized preferred stock at its current level of 6,000,000 shares, declaring the amendment to be advisable and directing that it be submitted for action thereon by the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

           RESOLVED, that Article VI, Section 1 of the Second Articles of Amendment and Restatement, as amended, of this Corporation is hereby amended to delete the first and second sentence and substitute in its entirety the following:

      The total number of shares of stock which the Company has authority to issue is 106,000,000 shares of which 100,000,000 shares are shares of common stock, $0.01 par value per share ("Common Stock") and 6,000,000 shares are shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of the shares of authorized Common Stock and Preferred Stock is $1,000,000 and $60,000, respectively.

      SECOND: The description, as amended, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption are not changed by this amendment.

      THIRD: This amendment of the Second Articles of Amendment and Restatement, as amended, as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Company.

                                                INLAND REAL ESTATE CORPORATION

                                                   By: /s/ Robert D. Parks
                                                       -----------------------
                                                       Robert D. Parks
                                                      Its:   President
                                                          --------------------
Witness:
By: /s/ Kelly Tucek
    ------------------------
    Kelly Tucek
Title:    Secretary
      ----------------------

      THE UNDERSIGNED, Robert D. Parks of Inland Real Estate Corporation, who executed on behalf of said


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corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                        /s/ Robert D. Parks
                                                        -----------------------

                                                                Robert D. Parks